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                                                                  EXHIBIT 23.5



                     [Letterhead of KPMG Peat Marwick LLP]



We consent to the incorporation by reference in the Registration Statement on Amendment No. 1 to Form S-3 dated February 13, 1997 of FPA Medical Management, Inc. of our report dated March 29, 1996, with respect to the consolidated balance sheets of Physicians First, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appeared in the registration statement on Form S-4 of FPA Medical Management, Inc. dated October 4, 1996.



                                                      /s/ KPMG PEAT MARWICK LLP


KPMG Peat Marwick LLP
Miami, Florida

February 13, 1997